EXHIBIT 10.18.1
SUBLEASE
     THIS SUBLEASE (this “Sublease”) is made and entered as of this 3rd day of March 2006 by and between LUDLOW TECHNICAL PRODUCTS CORPORATION, a New York corporation formerly known as Graphic Controls Corporation (“Sublandlord”), with an address at c/o Tyco Healthcare Group LP 15 Hampshire Street, Mansfield, MA 02048, and SYNACOR, INC., a Delaware corporation (“Subtenant”), with an address at 40 La Riviere Drive, Buffalo, New York 14202.
WITNESSETH:
          A. Sublandlord is the tenant under that certain Property Lease dated March 13, 1998 (the “Original Lease”), with Waterfront Associates, LLC, as successor by conversion to Waterfront Associates (“Landlord”), as landlord, covering Building No. 3, Waterfront Village Center, 40 La Riviere Drive, Buffalo, New York 14202, as amended by that certain First Amendment to Lease dated April 29, 1998, that Second Amendment to Lease dated April 21, 1999, and that Third Amendment to Lease dated July 30, 1999 (collectively, the three amendments are the “Amendments”). As amended, the Original Lease is referred to herein as the “Lease.”
          B. Under the terms and conditions of this Sublease, Subtenant desires to sublease from Sublandlord approximately 20,027 rentable square feet located on the third (3rd) floor of the Building (the “Premises”), which Premises is shown cross-hatched on Exhibit A attached hereto and incorporated herein.
     NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:
ARTICLE 1
DEFINITIONS; RECITALS
     Section 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the same meanings given to them in the Lease. For the purposes of this Sublease, unless the context otherwise requires:
          (a) “Base Building Systems” shall mean the mechanical, gas, utility, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, sprinkler, cabling and wiring, life-safety and other service systems of the Building, excluding (i) the distribution portions of such systems within the Premises, and (ii) any supplemental HVAC and other systems installed by Subtenant within the Premises.
          (b) “Building” shall mean the building known as Building No. 3, Waterfront Village Center, 40 LaRiviere Drive, Buffalo, New York 14202, which Building includes approximately 102,816 rentable square feet of space.

          (c) “Common Areas” shall mean the Land and all portions of the Building not intended as leasable area, including without limitation the parking facilities, the lobby, public corridors and equipment rooms.
          (d) “Land” shall mean the parcel of land situated in the City of Buffalo, the County of Erie and State of New York, more particularly described on Exhibit B attached hereto.
          (e) “Property” shall mean the Land and Building.
          (f) “Sublandlord’s Representatives” shall mean Sublandlord’s employees, agents, contractors, and invitees.
          (g) “Subtenant’s Property” shall mean all trade fixtures, furniture, and equipment installed at the sole expense of Subtenant and which are not replacements of any property of Sublandlord, whether any such replacement is made at Subtenant’s expense or otherwise. Subtenant’s Property shall not include items which become affixed to the Premises and cannot be removed without causing material damage to the Building.
          (h) “Subtenant’s Representatives” shall mean Subtenant, Subtenant’s subtenants and assignees, if applicable, and Subtenant’s employees, agents, contractors, licensees, and invitees.
          (i) “Subtenant’s Share” shall mean 19.5%, which is the number of rentable square feet in the Premises divided by the number of rentable square feet in the Building.
          (j) “Unavoidable Delays” shall mean any and all delays beyond a party’s reasonable control, including without limitation, governmental restrictions, governmental regulations, controls, order of civil, military or naval authority, governmental preemption, strikes, labor disputes, lock-outs, shortage of labor or materials, inability to obtain materials or reasonable substitutes therefore, default of any building or construction contractor or subcontractor, Acts of God, fire, earthquake, floods, explosions, actions of the elements, extreme weather conditions, enemy action, civil commotion, riot or insurrection, fire or other unavoidable casualty. Notwithstanding anything herein to the contrary, a monetary default by Subtenant is never an Unavoidable Delay.
     Section 1.2 Recitals. The recitals set forth above are incorporated into this Sublease by reference as if fully set forth herein.
ARTICLE 2
DEMISE; TERM
     Section 2.1 Demise. Conditioned upon receipt by Sublandlord of Landlord’s written consent executed in substantially the form attached hereto as Exhibit C, Sublandlord hereby subleases and demises to Subtenant, and Subtenant hereby takes and hires from Sublandlord, the Premises on the terms and conditions and subject to the provisions hereinafter set forth herein.
     Section 2.2 Commencement Date. The term (the “Term”) of this Sublease shall commence on April 1, 2006 (the “Commencement Date”).

     Section 2.3 Expiration Date. Subject to the terms, covenants, or conditions of this Sublease, the Term shall end on the earlier of: (a) March 31, 2016, or (b) five days before the expiration or earlier termination, for any reason whatsoever, of the Lease. The date of expiration of this Sublease shall be referred to herein as the “Expiration Date.”
     Section 2.4 Termination by Subtenant. Provided that Subtenant is not in default when Subtenant delivers the early termination notice or on the cancellation note, Subtenant may, at its sole option, terminate this Sublease effective as of March 31, 2011 (the “Cancellation Date”). To exercise such termination right, Subtenant must no later than June 30, 2010, give notice thereof to Sublandlord together with Subtenant’s payment to Sublandlord of $120,000.00 (the “Cancellation Fee”) in lawful money of the United States of America. As a condition to the effectiveness of Subtenant’s cancellation right, Subtenant shall pay to Sublandlord prior to the Cancellation Date any past-due amounts then outstanding under the Sublease. If Subtenant fails timely to deliver the Cancellation Fee or the cancellation notice or is otherwise unable to comply with or exercise this cancellation option, then Subtenant’s right to cancel this Lease under this section shall expire; time is of the essence with respect thereto.
     Section 2.5 Delivery Date. Sublandlord and Subtenant presently anticipate that possession of the Premises will be tendered to Subtenant in the condition required by this Sublease on or about April 1, 2006 (the “Estimated Delivery Date”). If Sublandlord is unable to tender possession of the Premises in such condition to Subtenant by the Estimated Delivery Date, then (a) the validity of this Sublease shall not be affected or impaired thereby, (b) Sublandlord shall not be in default hereunder or be liable for damages therefor, and (c) Subtenant shall accept possession of the Premises when Sublandlord tenders possession thereof to Subtenant. By occupying the Premises, Subtenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Sublandlord, if any.
ARTICLE 3
CONDITION OF THE PREMISES; USE
     Section 3.1 AS-IS Condition of Premises. Except as otherwise expressly provided to the contrary herein, Subtenant accepts the Premises “AS-IS” in its presently existing condition. Subtenant acknowledges that (a) it was given a full opportunity to inspect the Premises; (b) as of the Commencement Date, Subtenant has inspected the Premises; (c) neither Sublandlord nor its agents or employees have made any representations or warranties as to the condition of the Premises, or the suitability or fitness of the Premises for the conduct of Subtenant’s business or for any other purpose; and (d) subject to the provisions of Section 3.2 below, neither Sublandlord nor its agents or employees agreed to undertake any alterations or construct any tenant improvements in the Premises.
     Section 3.2 Sublandlord’s Preparation; Subtenant’s Early Entry. Notwithstanding anything herein to the contrary, Sublandlord shall deliver the Premises to the Subtenant with all Base Building Systems serving the Premises in working order and condition, with functioning light bulbs in each light fixture located therein, and free of damaged ceiling tiles. In addition, subject to Landlord’s consent, either (i) Sublandlord shall repaint the existing painted walls in the Premises with Building-standard paint in Subtenant’s choice of color in Building-standard quantities, in which case Subtenant shall select the color choice and provide notice thereof to Landlord on or before March 6, 2006; or (ii) under the terms and conditions of this Sublease, Subtenant may enter the Premises before the Commencement Date (“Subtenant’s Early Entry”) solely for the purposes of performing such repainting itself and re-carpeting the Premises, provided that Sublandlord has approved the contractor performing the work, which approval shall not be unreasonably withheld. If Subtenant elects to do such painting itself, then before doing any work, Subtenant shall submit to Sublandlord an estimate prepared by a contractor for the cost of the repainting. Sublandlord shall reimburse Subtenant for the actual cost of such repainting or $9,000, whichever amount is less. Subtenant shall be responsible for any costs above that cap amount. Subtenant’s Early Entry shall be governed by the terms of this Sublease, including without limitation the requirement that Subtenant maintain the insurance coverage required under Article 10 hereof. Before Subtenant’s Early Entry, Subtenant shall furnish to Sublandlord a certificate evidencing the required insurance coverage. Except as set forth in Section 4.1, Subtenant shall not be required to pay any Rent prior to the Commencement Date. If Subtenant decides to repaint the Premises itself, then Subtenant shall provide notice to Sublandlord of such election no later than March 6, 2006.
     Section 3.3 Permitted Uses. Subtenant shall use and occupy the Premises for general office and administrative uses consistent with first class office buildings in Buffalo, New York, and for no other purpose whatsoever. Subtenant shall not use or occupy or suffer or permit the use or occupancy of the Premises or any part thereof in any manner which, in Sublandlord’s judgment, shall adversely affect or interfere with any services required to be furnished by Sublandlord to Subtenant or to any other subtenant or occupant of any part of the Building, or with the proper and economical rendition of any such service or with the use or enjoyment of any part of the Building by Sublandlord, or by any other subtenant or occupant. Subtenant shall comply with all laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste.
     Section 3.4 Access. Subject to any reasonable security procedures that may be instituted by Sublandlord and/or Landlord from time to time, Subtenant shall have access to the Premises and the parking areas twenty-four (24) hours per day, seven (7) days per week and 52 weeks per year.
ARTICLE 4
RENT
     Section 4.1 Fixed and Additional Rent. Subtenant shall pay to Sublandlord, without notice, billing, demand, deduction, or set off, in lawful money of the United States of America, at the address of Sublandlord first above written or at such place as Sublandlord may designate, the following:
          (a) Annual fixed rent (“Fixed Rent”) in the amount of $280,378,00, payable in equal monthly installments of $23,364.84 each for the period commencing on July 1, 2006 (the “Rent Commencement Date”) until the Expiration Date. Fixed Rent is payable in equal monthly installments in advance on the first day of each and every calendar month during such period.

             (b)     Additional rent (“Additional Rent”)consisting of all other sums of money as shall become due and payable by Subtenant hereunder (for default in the payment of which Sublandlord shall have the same remedies as for a default in the payment of Fixed Rent), commencing on the Commencement Date. Unless otherwise specified herein, Additional Rent shall be payable within ten (10) days after receipt of an invoice from Sublandlord.
     Fixed Rent and Additional Rent are herein collectively called “Rent.” There shall be no abatement of, deduction from, counterclaim or setoff against Rent, except as otherwise specifically provided in this Sublease. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then Rent (and all other sums or charges due or payable by Subtenant to Sublandlord hereunder) for the first and last fractional months of the Term shall be appropriately prorated. The first monthly installment of Fixed Rent shall be payable contemporaneously with the execution of this Sublease; thereafter, Fixed Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month following the Rent Commencement Date.
     Section 4.2 Late Charge. If Subtenant shall fail to pay when due any Rent, Subtenant shall pay with the next installment a late charge equal to five percent (5%) of the unpaid Rent. In addition, all past-due payments required of Subtenant hereunder shall bear interest from the date due until paid at the lesser of eighteen percent (18%) per annum or the maximum lawful rate of interest. In no event, however, shall the charges permitted under this section (to the extent such charges are considered to be interest under applicable law) exceed the maximum lawful rate of interest.
ARTICLE 5
UTILITIES AND SERVICES
     Section 5.1 Services. Subject to the terms of this Sublease, Sublandlord shall use all reasonable efforts to furnish to Subtenant (1) water at those points of supply provided for general use of subtenants of the Building; (2) heated and refrigerated air conditioning (“HVAC”) as appropriate, (a) at such temperatures and in such amounts as are standard, as reasonably determined by Sublandlord, for comparable buildings in the vicinity of the Building and (b) as specified in Section 5.2; (3) elevators for ingress and egress to the floor on which the Premises is located, in common with other subtenants, provided that Sublandlord may reasonably limit the number of operating elevators during non-business hours and holidays; and (4) electrical current during normal business hours for equipment that does not require more than one hundred ten (110) volts and whose electrical energy consumption does not exceed normal office usage.
     Section 5.2 After-Hours HVAC. If Subtenant desires any HVAC service at any time other than between 8:00 a.m. and 6:00 p.m. on weekdays (which term means all days except Saturdays, Sundays or holidays), then such service shall be supplied to Subtenant upon the written request of Subtenant delivered to Sublandlord before 3:00 p.m. on the business day preceding such extra usage, and Subtenant shall pay to Sublandlord the cost of such service within thirty (30) days after Sublandlord has delivered to Subtenant an invoice therefor. The costs charged for such service shall be based upon Sublandlord’s reasonable estimate of the costs for such after-hours HVAC and shall include any costs incurred by Sublandlord in providing after-hour HVAC service to Subtenant (including without limitation costs for electricity, water,

Sewage, water treatment, labor, metering, filtering, and maintenance reasonably allocated by Sublandlord to providing such service).
     Section 5.3 Excess Utility and Water Use. Sublandlord shall not be required to furnish electrical current for equipment that requires more than one hundred ten (110) volts or other equipment whose electrical energy consumption exceeds normal office usage. If Subtenant’s requirements for or consumption of electricity exceed the electricity to be provided by Sublandlord as described above, then Sublandlord shall, at Subtenant’s expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, and Subtenant shall pay to Sublandlord the cost of such service within thirty (30) days after Sublandlord has delivered to Subtenant an invoice therefor, Sublandlord may determine the amount of such additional consumption and potential consumption by any verifiable method, including installation of a separate meter in the Premises installed, maintained, and read by Sublandlord, at Subtenant’s expense. Subtenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of one hundred ten (110) volts unless approved in advance by Sublandlord. Subtenant shall not install any electrical equipment requiring voltage in excess of Building capacity unless approved in advance by Sublandlord, which approval may be withheld in Sublandlord’s sole discretion. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Subtenant’s excess electrical requirements shall, upon Subtenant’s written request, be installed by Sublandlord, at Subtenant’s cost, if, in Sublandlord’s judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other subtenants of the Building. If Subtenant uses machines or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Sublandlord may install supplemental air conditioning units or other supplemental equipment (the “Supplemental Unit”) in the Premises, and the cost thereof, including the cost of the Supplemental Unit, and the cost of the installation, operation, use, and maintenance, shall be paid by Subtenant to Sublandlord within thirty (30) days after Sublandlord has delivered to Subtenant an invoice therefor. No Supplemental Unit may be installed without Sublandlord’s consent. If any Supplemental Unit is installed in the Premises, then Subtenant shall pay to Sublandlord an additional charge for excess and extra utility usage associated with such Supplemental Unit (the “Utility Charge”). Sublandlord shall, in good faith, determine the Utility Charge, and upon receipt of notice of the Utility Charge, Subtenant shall pay the Utility Charge to Sublandlord as additional rent, together with each monthly payment of Fixed Rent.
     If Subtenant requires, uses or consumes water for any purpose in addition to the ordinary lavatory and drinking purposes, Sublandlord may install a water meter and thereby measure Subtenant’s consumption of water for all purposes. Subtenant shall pay to Sublandlord the cost of any such meter and its installation, and Subtenant, at its expense, shall keep any such meter and any related equipment in good working order and repair. Subtenant shall pay for water consumed as shown on said meter and sewer charges thereon, as and when bills are rendered.
     Section 5.4 Cleaning; Trash. Subtenant shall, at its expense, keep the Premises in a neat and clean condition at all times, utilizing a recognized cleaning contractor approved by

Sublandlord, which approval shall not be unreasonably withheld or delayed. Sublandlord shall provide trash disposal from one or more central trash depositories within the Common Areas.
     Section 5.5 Security. In no event shall Sublandlord be required to provide any security services to the Premises. Subtenant shall supply such security services to the Premises as Subtenant requires, subject to Sublandlord’s prior approval of plans. If Sublandlord or Landlord shall, at their discretion, supply any security services to the Building and/or the parking areas, same shall not guarantee the safety of Subtenant or Subtenant’s Representatives, or its or their property.
     Section 5.6 Parking. Subtenant shall have the non-exclusive right, together with the other tenants and occupants of the Building and other buildings comprising Waterfront Village Center and their employees, agents, licensees and invitees, to use the parking areas servicing the Building and any driveways appurtenant thereto for the purposes of egress and ingress, parking of vehicles for Subtenant’s Representatives and the loading and unloading of vehicles in connection with and incidental to the business conducted by Subtenant in the Premises, all without additional charge; provided however that Subtenant’s Representatives shall not occupy more than an aggregate of ninety (90) parking spaces at any time. If for any reason, Sublandlord is unable to provide all or any portion of the parking spaces to which Subtenant is entitled hereunder, then Subtenant shall have no claims against Sublandlord because of Sublandlord’s failure or inability to provide Subtenant with such parking spaces. Sublandlord shall not be responsible for enforcing Subtenant’s parking rights against any third parties. Subtenant shall cause Subtenant’s Representatives to comply with all reasonable rules and regulations that Sublandlord and/or Landlord may promulgate with respect to parking in the parking areas, including without limitation, a system of stickers, access cards or other system intended to regulate and control access to such parking areas.
     Section 5.7 Interruption of Services. Sublandlord does not warrant that any of the services referred to in this Article, or any other services which Sublandlord may supply, will be free from interruption, and Subtenant acknowledges that any one or more such services may become unavailable or may be suspended by reason of accident, repairs, inspections, alterations or improvements necessary to be made, or by Unavoidable Delays. In the absence of gross negligence or willful misconduct on the part of Sublandlord, any such unavailability, interruption, or discontinuance of service shall not render Sublandlord liable for any damages caused thereby, be deemed an eviction or constructive eviction, be deemed a disturbance of Subtenant’s use and possession of the Premises, or any part thereof, constitute a breach of implied warranty, nor relieve Subtenant from performance of Subtenant’s obligations under this Sublease. Sublandlord shall, however, use reasonable efforts to restore any service so interrupted.
ARTICLE 6
OPERATING EXPENSES
     Section 6.1 Definitions. As used herein:
          (a) The term “Base Expenses” shall mean the Operating Expenses for the Base Year. If less than 95% of the rentable area of the Building shall be occupied at any time during the Base Year, then the Operating Expenses for the Base Year (and for each Operational Year in which actual occupancy of the Building shall be below 95% for any part thereof) shall be equitably adjusted by Sublandlord to the amount such expenses would have been had the Building been 95% occupied at all times during the applicable year.
          (b) The term “Base Impositions” shall mean the Impositions paid by Sublandlord in the Base Year.
          (c) “Base Year” shall be calendar year 2006.
          (d) The term “Operating Expenses” shall mean all costs incurred by Sublandlord with respect to the operation, maintenance, repair, lighting, and cleaning of the Property, including, without limitation, the costs incurred for air conditioning; cleaning the Common Areas; window washing; elevators; porter and matron service; cost of electric current used throughout the Property; steam; all utilities; protection and security services, if any; repairs or replacements; maintenance; all insurance costs; supplies, wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting service and maintenance employees; uniforms and working clothes for such employees and the cleaning thereof, expenses imposed pursuant to any collective bargaining agreement with respect to such employees; the current amortized portion of capital expenses incurred with respect to the Property, together with interest at the lesser of 10% per annum or the maximum rate of interest permitted by law; payroll, social security, unemployment and other similar taxes with respect to such employees; compensation paid to independent contractors performing any of the operation, maintenance or repair functions; sales, use and other similar taxes; water rates and sewer rents; management fees; legal and accounting fees; permit and license fees; the cost of changes to comply with governmental requirements; maintenance of sprinkler, electrical, plumbing and mechanical systems; removal of snow, ice, trash and debris; and repairs and utility and other consultants’ fees.
     Notwithstanding anything herein to the contrary, the term “Operating Expenses” shall not include: (i) brokerage fees, leasing commissions, advertising costs or other expenses incurred by Sublandlord in connection with the subleasing of space in the Building; (ii) damage and repairs attributable to fire or other casualty, or to eminent domain; (iii) Sublandlord’s general overhead expenses unless directly related to the Property; (iv) costs (including permits, licensing and inspection fees) incurred in renovating or otherwise improving, decorating, painting, or altering space for subtenants or other occupants, or of vacant space (excluding Common Areas) in the Building; (v) rent payable by Sublandlord under the Lease; (iv) interest or penalties resulting solely from late payment by Sublandlord; (vii) costs for any items that Sublandlord is actually reimbursed by insurance, condemnation, governmental authorities or otherwise; (viii) legal and other fees associated with collecting rents or settling disputes with other subtenants; or (ix) any cost or charge for electric current or other utilities that is separately metered and billed directly to other subtenants. Notwithstanding anything contained herein to the contrary, all capital expenses will be amortized over the useful life of the improvement or equipment, as reasonably determined by Sublandlord.
          (e) The term “Impositions” shall have the same meaning as in Section 6,01(a) of the Lease.

          (f) “Operational Year” shall mean each twelve (12)-month period after the Base Year.
          (g) The term “Sublandlord’s Statement” shall mean a writing containing a computation of any Additional Rent due pursuant to this Article.
          (h) “Subtenant’s Estimated Share” shall mean Subtenant’s Share multiplied by Sublandlord’s written estimate of increase of Operating Expenses for the applicable Operational Year over the Base Expenses. Subtenant’s Estimated Share shall be divided by twelve (12) and shall be payable by Subtenant to Sublandlord on the first of each month of the applicable year, as Additional Rent.
     Section 6.2 Increase in Impositions.
          (a) If Impositions with respect to the Property are increased, during any Operational Year, over Impositions paid by Sublandlord during the Base Year, then Subtenant shall pay to Sublandlord, without setoff or deduction of any kind, as Additional Rent, an amount equal to Subtenant’s Share of such increase. Payment of such increase shall be made in the installments provided by the taxing or other governmental authority within twenty (20) days after Subtenant receives from Sublandlord notice of such increase and a bill for Subtenant’s Share thereof, together with a copy of the applicable bill(s) received by Sublandlord from the taxing or other governmental authority. If Sublandlord shall be required under a creditor arrangement (or under the Lease) to make Imposition deposits monthly or otherwise, Subtenant shall make the same installment payments to Sublandlord of its share of same. If Sublandlord receives a refund of any portion of Impositions that were included in the Impositions paid by Subtenant, then Sublandlord shall reimburse Subtenant its pro rata share of the net refund, less any expenses that Sublandlord reasonably incurred to obtain the refund.
          (b) Subtenant shall pay to Sublandlord as Additional Rent the Impositions attributable to improvements made to the Premises by Subtenant from time to time.
          (c) There is currently in effect with respect to the Property a Payment In Lieu of Taxes Agreement (“PILOT Agreement”) with the Erie County Industrial Development Agency, as described in Section 24.01(d) of the Lease. Sublandlord makes no representation that the PILOT Agreement shall remain in effect for any part of the Term, but Subtenant shall cooperate with Sublandlord’s efforts to maintain such status with respect to part or all of the Building, To the extent that the PILOT Agreement shall not remain in effect, Impositions shall exceed the Impositions under the PILOT Agreement.
     Section 6.3 Increase in Operating Expenses.
          (a) Within a reasonable period of time after the expiration of the Base Year and each Operational Year, Sublandlord shall furnish to Subtenant a written statement prepared by Sublandlord of the Operating Expenses incurred for such year. Sublandlord shall use good faith efforts to deliver such statement to Subtenant within one hundred twenty (120) days after the expiration of the Base Year and each Operational Year. Within thirty (30) days after receipt of such statement for any Operational Year setting forth Subtenant’s Share of any increase of

Operating Expenses during such Operational Year over the Operating Expenses in the Base Year (said increase being referred to herein as the “Cost Increase”), Subtenant shall pay same (less the amount of Subtenant’s Estimated Share paid by Subtenant on account thereof) to Sublandlord as Additional Rent.
          (b) Commencing with the first Operational Year, Sublandlord may make a good faith estimate of the Additional Rent to be due by Subtenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term after the Base Year, Subtenant shall pay to Sublandlord, in advance concurrently with each monthly installment of Fixed Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time, Sublandlord may estimate and re-estimate the Additional Rent to be due by Subtenant and deliver a copy of the estimate or re-estimate to Subtenant. Thereafter, the monthly installments of Additional Rent payable by Subtenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Subtenant shall have paid all of the Additional Rent as estimated by Sublandlord, Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Expenses are available for each calendar year.
          (c) If Sublandlord’s Statement at the end of the Operational Year just completed shall indicate that Subtenant’s Estimated Share exceeded Subtenant’s Share of the Cost Increase, Sublandlord shall issue a credit to Subtenant for the amount of such excess against the subsequent payments of Additional Rent due hereunder. If Sublandlord’s Statement shall indicate that Subtenant’s Share of the Cost Increase exceeded Subtenant’s Estimated Share for the completed Operational Year, then Subtenant shall pay the amount of such excess to Sublandlord within thirty (30) days after demand. If Sublandlord’s Statement is furnished to Subtenant after the commencement of an Operational Year, then there shall be promptly paid by Subtenant to Sublandlord or vice versa, as the case may be, an amount equal to the portion of such payment or credit allocable to the part of such Operational Year which shall have elapsed prior to the first day of the calendar month following the calendar month in which said Sublandlord’s Statement is furnished to Subtenant.
     Section 6.4 Sublandlord’s Statement. Sublandlord’s failure to render Sublandlord’s Statement with respect to any Operational Year, or Sublandlord’s delay in rendering said Statement beyond a date specified herein, shall not prejudice Sublandlord’s right to render a Sublandlord’s Statement with respect to that or any subsequent Operational Year. The obligations of Sublandlord and Subtenant under the provisions of this Article with respect to any Additional Rent shall survive the expiration or any sooner termination of the Term.
ARTICLE 7
ASSIGNMENT, MORTGAGING AND SUBLETTING
     Section 7.1 Incorporation By Reference. The terms of Article 14 of the Lease are incorporated by reference, as provided in Section 11.1 herein; provided however that references therein to obtaining the consent of Landlord shall be deemed references to obtaining the consent of both Landlord and of Sublandlord to a proposed assignment, subleasing or other transaction governed by Article 14 of the Lease.

ARTICLE 8
REPAIRS
     Section 8.1 Repairs and Maintenance. Subtenant shall maintain the Premises in a clean, safe, operable, and good condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. At Subtenant’s expense, Subtenant shall make all repairs and replacements, as and when needed to preserve the Premises in good working order and condition, including without limitation the Base Building Systems located within the Premises. Subtenant shall keep and maintain Subtenant’s Property in good working order and condition. Subtenant shall not be required to make any structural repairs or structural replacements to the Premises; provided however that if any such structural repairs or replacements to the Premises, or if any repairs or replacements to the Common Areas shall be necessitated or caused by the acts, omissions or negligence of Subtenant or any of Subtenant’s Representatives, or by the use or occupancy or manner of use or occupancy of the Premises by Subtenant or Subtenant’s Representatives, then Sublandlord shall make such repairs or replacements within a reasonable time after notice from Subtenant, and Subtenant shall reimburse Sublandlord for the cost of same as Additional Rent. Subtenant shall repair or replace, subject to Sublandlord’s direction and supervision, any damage to the Building caused by a Subtenant’s Representative. If Subtenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of such damage, then Sublandlord may make the same at Subtenant’s cost. If any such damage occurs outside of the Premises, then Sublandlord may elect to repair such damage at Subtenant’s expense, rather than having Subtenant repair such damage. The cost of all maintenance, repair, or replacement work performed by Sublandlord under this section shall be paid by Subtenant to Sublandlord within twenty (20) days after Sublandlord has invoiced Subtenant therefor.
     When used in this Article, the term “repairs” shall include all reasonably necessary and/or appropriate replacements, renewals, alterations, additions and betterments. The necessity for, appropriateness of and adequacy of repairs to the Premises and to the Common Areas pursuant to this Article shall be measured by the standard which is appropriate for buildings of similar construction and location. All materials and workmanship in connection with repairs shall be at least equal in quality to the original materials and workmanship.
     Section 8.2 Performance of Work. All work described in this section shall be performed only by Sublandlord or by contractors and subcontractors approved in writing by Sublandlord. Subtenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Sublandlord as an additional insured against such risks, in such amounts, and with such companies as Sublandlord may reasonably require. Subtenant shall provide Sublandlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction, and Sublandlord may post on and about the Premises notices of non-responsibility pursuant to applicable laws. All such work shall be performed in accordance with all laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Base Building’s Systems and the Building’s structure).
     Section 8.3 Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Subtenant’s Representative shall be deemed authorized and ordered by Subtenant only, and Subtenant shall not permit any mechanic’s liens to be filed against the Premises or the Land in connection therewith. Upon completion of any such work, Subtenant shall deliver to Sublandlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Subtenant shall, within ten (10) days after such filing (or such earlier time period as may be necessary to prevent the forfeiture of the Premises or any interest of Landlord or Sublandlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Sublandlord a bond or other security reasonably satisfactory to Sublandlord. If Subtenant fails to timely take either such action, then Sublandlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Subtenant to Sublandlord within ten (10) days after Sublandlord has invoiced Subtenant therefor. Subtenant shall defend, indemnify and hold harmless Sublandlord and Sublandlord’s Representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Subtenant’s Representative to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Subtenant’s Representative. This indemnity provision shall survive termination or expiration of this Lease.
ARTICLE 9
DAMAGE TO OR DESTRUCTION OF THE PREMISES
     Section 9.1 Termination. If the Building or Premises are damaged by fire or other casualty and Sublandlord or Landlord shall, pursuant to the terms of the Lease, elect to terminate the Lease, then this Sublease shall cease and terminate on the date of termination of the Lease, and Rent shall be apportioned from the time of the damage. Otherwise, this Sublease shall remain in full force and effect, subject to the terms of the Lease. Sublandlord shall have no obligation hereunder to repair any portion of the Building or Premises, whether or not this Sublease shall be terminated, which obligation shall be Landlord’s to the extent required under the Lease.
ARTICLE 10
INSURANCE
     Section 10.1 Required Coverage. Subtenant shall maintain, at its expense, for the Term, general public liability insurance (naming Sublandlord, Landlord and designees of each as additional insureds) against claims for personal injury, death, or property damage occurring upon, in, about, or adjacent to the Premises, such insurance to afford protection with single limit coverage of at least $4,000,000. Subtenant shall also maintain, at its sole expense, for the Term, any and all insurance in the amounts and form required of Sublandlord by and pursuant to the provisions of the Lease with respect to the Premises and Subtenant’s Property. All such policies shall be issued by reputable insurance companies approved by Sublandlord and Landlord and shall be endorsed to provide that they shall not be modified or cancelled without at least thirty (30) days’ prior written notice to Sublandlord and Landlord. On or prior to the Commencement Date, Subtenant shall furnish to Sublandlord said policies or certificates thereof evidencing that the required coverage is being maintained, together with such evidence as Sublandlord shall deem satisfactory of the payment of premiums thereon.

ARTICLE 11
MASTER LEASE
     Section 11.1 Incorporation of Master Lease. Subtenant hereby acknowledges and agrees that it has received and reviewed a copy of the Lease. Except as otherwise set forth below, and to the extent not inconsistent with the provisions of this Sublease, the terms, provisions, covenants, and conditions of the Lease are hereby incorporated by reference as if set forth at length herein on the following basis: Subtenant hereby assumes and agrees to perform all of the obligations of Sublandlord under the Lease with respect to the Premises, accruing or payable during the Term in the manner and time required under the Lease. The term “Landlord” therein shall refer to Sublandlord herein, its successors and assigns; and the term “Tenant” therein shall refer to Subtenant herein, its permitted successors and assigns; and the term “Premises” therein shall refer to the Premises. The obligations assumed by Subtenant hereunder which accrue during the Term shall survive and extend beyond the termination of this Sublease.
     Section 11.2 Landlord Right. In any case where under the Lease the Landlord reserves or is granted any right, including, without limitation, the right to enter the Premises, said right shall inure to the benefit of Landlord as well as Sublandlord with respect to the Premises.
     Section 11.3 Consent. In any case where under the Lease the consent or approval of Landlord is required, the consent or approval of both Landlord and Sublandlord shall be required. In determining whether to grant or withhold any consent or approval hereunder, Sublandlord may expressly condition the same upon the consent or approval of Landlord, as applicable. If Subtenant requests the consent of Sublandlord under any provisions of this Sublease, Subtenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Sublandlord for any and all reasonable costs and expenses incurred by Sublandlord in connection therewith, including, without limitation, reasonable attorneys’ fees.
     Section 11.4 Indemnification Under Lease. Any provisions in the Lease requiring indemnification by the Sublandlord of Landlord (and its partners, shareholders, officers, directors, affiliates, agents, employees and contractors) or releasing Landlord from liability shall be deemed an indemnification or release, as applicable, running from Subtenant to both Landlord and Sublandlord (and their partners, shareholders, officers, directors, affiliates, agents, employees and contractors). Each and every indemnification set forth in this Sublease, or incorporated into this Sublease from the Lease, shall survive the expiration or earlier termination of the Term of this Sublease.
     Section 11.5 Time Limits. Wherever there are time limits contained in the Lease (i) calling or allowing for the service of notice by the Tenant thereunder, (ii) pertaining to events of default by the Tenant thereunder, or (iii) within which the Tenant thereunder must perform any act or observe any term, covenant or condition thereunder, the same shall be deemed amended for the purposes of this Sublease to provide for time limits of three business days less and deadlines that are three business days earlier than those provided for in the Lease. To the extent the Lease requires (x) the Landlord thereunder to serve notice upon Tenant or (y) perform any act or observe any term, covenant or condition thereunder, the same shall be deemed amended for the purposes of this Sublease to provide for time limits for Sublandlord of three business days more and deadlines that are three business days later than those provided for Landlord in the Lease.
     Section 11.6 Landlord Covenants, Representations and Warranties, Any covenant, representation or warranty made by Landlord in the Lease shall be deemed to be made by Landlord only and shall in no way be imputed to Sublandlord.
     Section 11.7 Default. Any act or omission by Subtenant that would constitute a breach or default by the Tenant under the Lease shall constitute a default on the part of Subtenant hereunder. In addition, Sublandlord shall have the right to declare a default under this Sublease in the event Subtenant fails to perform or violates any covenant or condition set forth herein. In the event of any breach or default by Subtenant hereunder or under the Lease, Sublandlord shall have each and all of the rights and remedies afforded Landlord under the Lease. In addition to the rights or remedies afforded Landlord under the Lease, Sublandlord shall have the right, but not the obligation, (i) to cure any such breach or default by Subtenant (and enter upon the Premises in connection therewith if necessary), without being liable for damages, and Subtenant shall thereupon be obligated to reimburse Sublandlord immediately upon demand for all costs (including costs of settlements, defense, court costs and attorneys’ fees) that Sublandlord may incur in effecting the cure of such breach or default, plus interest thereon at the rate of ten percent (10%) per annum; (ii) terminate this Sublease and Subtenant’s interest in the Premises by giving Subtenant written notice thereof, in which event Subtenant shall pay to Sublandlord the sum of (a) all Rent accrued hereunder through the date of termination, and (b) an amount equal to the total Rent that Subtenant would have been required to pay for the remainder of the Term; (iii) terminate Subtenant’s right to possess the Premises without terminating this Sublease by giving written notice thereof to Subtenant, in which event Subtenant shall pay to Sublandlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under this Sublease, and (3) all Rent and other net sums required hereunder to be paid by Subtenant during the remainder of the Term, diminished by any net sums thereafter received by Sublandlord through reletting the Premises during such period, after deducting all costs incurred by Sublandlord in reletting the Premises and (iv) to have any and all rights and remedies now or hereafter afforded a landlord under applicable law.
     Section 11.8 Not Incorporated. Anything to the contrary notwithstanding, the following provisions of the Original Lease are not incorporated by reference:
(a)	Sections 1.01, 2.01, 2.02, 5.01, 18.01, 20.12, 20.21 and 25.01;

(b)	Article 3 (Rent)
Article 4            (Utilities and Services)
Article 6            (Taxes)
Article 7            (Initial Construction by Sublandlord)
Article 8            (Repairs and Maintenance)
Article 16          (Subordination to Mortgages)
Article 21          (Subtenants’ Extension Options)
Article 22          (Broker)
Article 24          (Contingencies)
Article 26 (Subtenant’s Right of First Offer); and

(c)	Exhibits A through E and H
          Anything to the contrary notwithstanding, no provisions of the Amendments are incorporated by reference, unless (and only to the extent) a provision in one of the Amendments specifically modifies an incorporated provision of the Original Lease (in which case only that specific provision in the applicable Amendment is incorporated)
     Section 11.9 Subtenant Action. Subtenant shall not take any action or fail to take any action in connection with the Premises as a result of which Sublandlord would be in violation of any of the provisions of the Lease; and Subtenant hereby agrees to defend, indemnify, and hold Sublandlord harmless from and against all loss, cost, liability, damage, and expense (including, but not limited to, attorneys’ fees and court costs) caused by or arising out of Subtenant’s act or inaction as a result of which Sublandlord is alleged and/or determined to be in violation of any of the provisions of the Lease.
ARTICLE 12
BROKERAGE
     Section 12.1 Representation and Indemnification. Subtenant represents that in the negotiation of this Sublease it dealt with no real estate broker or salesman except Pyramid Brokerage, CB Richard Ellis, and Trammel Crow Company. Sublandlord shall compensate such brokers pursuant to a separate agreement. Subtenant shall indemnify Sublandlord and hold it harmless from any and all losses, damages and expenses arising out of any inaccuracy or alleged inaccuracy of the above representation, including court costs and attorneys’ fees. Sublandlord shall have no liability for brokerage commissions arising out of a sublease or assignment by Subtenant, and Subtenant shall and does hereby indemnify Sublandlord and hold Sublandlord harmless from any and all liability for brokerage commissions arising out of any such sublease or assignment.
ARTICLE 13
NOTICES
     Section 13.1 Notices. Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:
If to Sublandlord:
Ludlow Technical Products Corporation
c/o Tyco Healthcare Group, LP
15 Hampshire Street
Mansfield, MA 02048
Attn: General Counsel
Facsimile: (508) 261-8544

With a copy to:
Blackwell Sanders Peper Martin LLP
720 Olive Street, Suite 2400
St. Louis, MO 63101
Attn: Melissa Smith-Groff, Esq.
Facsimile: (314) 345-6060
If to Subtenant:
Synacor, Inc.
40 La Riviere Drive
Buffalo, NY 14202
Attn: Brian C. Neeson, Controller
Facsimile: (716) 332-0081
or to such changed address or facsimile number as a party hereto shall designate to the other parties hereto from time to time in writing. Notices shall be (i) personally delivered (including delivery by Federal Express, United Parcel Service or other comparable nation-wide overnight courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery (or first business day thereafter if delivered other than on a business day or after 5:00 p.m. New York City time to said offices); (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the third day after the date of deposit in the U.S. Mail; or (iii) sent by means of a facsimile transmittal machine, in which case they shall be deemed delivered at the time and on the date of receipt thereof confirmed by telephonic acknowledgment or first business day thereafter if receipted other than on a business day or after 5:00 p.m. New York City time.
ARTICLE 14
SECURITY DEPOSIT
     Section 14.1 Security Deposit. Subtenant shall deposit with Sublandlord the sum of $23,364.84 (the “Security Deposit”) as security for the performance by Subtenant of the provisions of this Sublease. If Subtenant defaults with respect to any provision of this Sublease, including payment of the Rent, Sublandlord may use, apply, draw upon or retain all or any part of the Security Deposit to the extent necessary for the payment of any Rent, or to compensate Sublandlord for any other loss, cost or damage which Sublandlord may suffer by reason of Subtenant’s default. If any portion of the Security Deposit is so used, applied, or drawn upon, Subtenant shall, within ten (10) days after notice thereof, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount. Subtenant’s failure to do so shall be a breach of this Sublease. Sublandlord shall not, unless otherwise required by law, be required to keep the Security Deposit separate from its general funds, nor pay interest to Subtenant. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit or any balance thereof shall be returned to Subtenant (or to the last transferee of Subtenant’s interest hereunder) within thirty (30) days after the expiration of the Term (or sooner termination of this Sublease) and upon Subtenant’s vacation of the Premises in accordance with this Sublease. If the Lease is assigned, the Security Deposit shall be transferred to the assignee, and thereupon Sublandlord shall be discharged from further liability with respect thereto.
ARTICLE 15
RIGHTS OF LANDLORD; LANDLORD’S APPROVAL
     Section 15.1 Rights of Landlord.
          (a) Subtenant acknowledges any rights specifically reserved by Landlord under the Lease; and Subtenant further acknowledges that its possession and use of the Premises shall at all times be subject to such rights. Subtenant hereby releases Sublandlord from all liability in connection with Landlord’s exercise of such rights.
          (b) Sublandlord shall not be liable to Subtenant for Landlord’s failure to perform any of Landlord’s obligations under the Lease or under law (including without limitation provide any services; comply with any laws or requirements of governmental authorities regarding the maintenance or operation of the Premises; provide any reimbursements, credits, rebates allowance or other concession or pay any costs; provide any information (including, without limitation, invoices, bills, statements or other documentation); maintain, repair, restore, alter, service or insure all or any part of the Premises (including, without limitation, any obligations to rebuild, repair and restore the Premises after damage or destruction); or indemnify the Tenant under the Lease), nor shall Sublandlord have any obligation to perform same or to bring legal proceedings or take any other action against Landlord to assure performance of Landlord’s obligations under the Lease. Subtenant shall not make any claim against Sublandlord for any damage which may arise by reason of (x) the failure of Landlord to keep observe or perform any of its obligations under the Lease; or (y) the acts or omissions of Landlord or its agents, contractors, employees, invitees or licensees. Except as otherwise provided herein, whenever Sublandlord shall have the right to enforce any rights against Landlord or any other party under the Lease because of the default or breach of Landlord or such other party with respect to the Premises, and if, within a reasonable period after Subtenant’s request, Sublandlord fails to enforce such rights, then Subtenant shall have the right, in the name of Subtenant or, if necessary, in the name of Sublandlord, to enforce any such rights of Sublandlord with respect to the Premises, Such enforcement shall be at the sole expense of Subtenant, and Subtenant shall indemnify Sublandlord against all costs and expenses, including but not limited to reasonable attorneys’ fees, which may be incurred by Sublandlord in connection with any claim, action, or proceeding so undertaken by Subtenant. Any amount of recovery obtained by Subtenant shall be the property of Subtenant, except that Sublandlord shall be compensated therefrom for any damages sustained by Sublandlord as a consequence of such default or breach on the part of Landlord or such other party.
          (c) Whenever Subtenant must obtain the consent of Landlord with respect to the Premises, Sublandlord shall cooperate with Subtenant (at Subtenant’s sole cost and expense) in obtaining Landlord’s consent. Sublandlord shall forward to Subtenant true copies of all notices, requests, demands and communications received by Sublandlord from Landlord (or its agent) with respect to the Premises. If Subtenant shall not give timely directions to Sublandlord, Sublandlord may give such notice to Landlord as Sublandlord desires, or no notice or direction with respect to the matter in question.

     Section 15.2 Lease Requirements. Without limiting Article 11 of this Sublease, the following requirements of the Lease shall apply:
          (a) this Sublease is subject to, and does not modify any of, the terms, covenants, agreements, provisions and conditions of the Lease; and a termination or expiration of the Lease shall automatically cause a termination of this Sublease as set forth in Section 2.3;
          (b) Subtenant shall not have the right to a further assignment hereof or sublease or assignment hereunder, or to allow the Premises to be used by others, without the prior written consent of Landlord in each instance;
          (c) a consent by Landlord thereto shall not be deemed or construed to modify, amend or affect any of the terms and provisions of the Lease, or any of Sublandlord’s obligations thereunder, which shall continue to apply to the premises involved, and the occupants thereof, as if the Sublease had not been made;
          (d) if Sublandlord defaults in the payment of any fixed monthly rent, additional rent or other charges due under the Lease, Landlord is authorized to collect any rents due or accruing from any assignee, subtenant or other occupant of the Premises and to apply the net amounts collected to the Fixed Rent, Additional Rent, and other charges reserved under the Lease; and
          (e) the receipt by Landlord of any amounts from an assignee or subtenant, or other occupant of any part of the Premises, shall not be deemed or construed as releasing Sublandlord from Sublandlord’s obligations under the Lease or as Landlord’s acceptance of any such subtenant or occupant as a direct tenant.
     Section 15.3 Landlord’s Approval. Upon execution of this Sublease, Sublandlord shall submit this Sublease to Landlord for Landlord’s approval, together with the additional information required by Section 14.04 of the Lease and submitted by Subtenant. In the event that Landlord fails to approve this Sublease within fifteen (15) days of the date of receipt of such submission, either party, upon notice to the other within five (5) business days after the expiration of such fifteen (15) day period, may elect to terminate this Sublease, whereupon Sublandlord shall promptly refund any amounts deposited hereunder, and this Sublease shall be of no further force and effect. The parties hereto shall not bring any claim against each other for any loss, cost, expense, damage, or injury caused by or arising out of the failure of Landlord to consent to this Sublease.
ARTICLE 16
RIGHT OF FIRST OFFER
     Section 16.1 Right of First Offer. Subject to then-existing renewal or expansion options of other subtenants, and provided no default by Subtenant exists, Sublandlord shall, before offering the same to any party (other than the then-current subtenant therein), first offer to lease to Subtenant the five different spaces designated by suite number or floor number, and by square footage on Exhibit D (each, an “Offer Space”) in an “AS-IS” condition; such offer shall be in writing and specify the lease terms for the Offer Space, including the rent to be paid for the Offer Space and the date on which the Offer Space shall be included in the Premises (the “Offer

Notice”). Sublandlord shall use good faith in determining the rent amount for the Offer Space. The Offer Notice shall be substantially similar to the Offer Notice attached to this Sublease as Exhibit E. Subtenant shall notify Sublandlord in writing whether Subtenant elects to lease the entire Offer Space on the terms set forth in the Offer Notice, within ten (10) days after Sublandlord delivers to Subtenant the Offer Notice. If Subtenant timely elects to lease the Offer Space, then Sublandlord and Subtenant shall execute an amendment to this Sublease, effective as of the date the Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Sublease; however, Subtenant shall accept the Offer Space in an “AS-IS” condition. Notwithstanding the foregoing, if before Sublandlord’s delivery to Subtenant of the Offer Notice, Sublandlord has received an offer to lease all or part of the Offer Space from a third party (a “Third Party Offer”) and such Third Party Offer includes space in excess of the Offer Space, Subtenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer.
     If Subtenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood that each of Subtenant’s five rights of first offer hereunder is a one-time right only with respect to each Offer Space), and Sublandlord may lease all or a portion of the Offer Space to third parties on such terms as Sublandlord may elect. Subtenant may not exercise its rights under this Article 16 if a default exists or Subtenant is not then occupying the entire Premises. For purposes hereof, if an Offer Notice is delivered for less than all of the Offer Space but such notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of this Sublease. In no event shall Sublandlord be obligated to pay a commission with respect to any space leased by Subtenant under this Article 16, and Subtenant and Sublandlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.
     Subtenant’s rights under this Article 16 shall terminate if (a) this Sublease or Subtenant’s right to possession of the Premises is terminated, (b) Subtenant assigns any of its interest in this Sublease or sublets any portion of the Premises, or (c) less than two full calendar years remain in the initial Term of this Sublease.
ARTICLE 17
NO RECORDING
     Section 17.1 No Recording. Subtenant shall not record this Sublease or any memorandum of this Sublease without the prior written consent of Sublandlord, which consent may be withheld or denied in the sole and absolute discretion of Sublandlord, and any recordation by Subtenant shall be a material breach of this Sublease. Subtenant grants to Sublandlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Sublandlord.

     IN WITNESS WHEREOF Sublandlord has duly executed this Sublease as of the day and year first above written.

SUBLANDLORD:

LUDLOW TECHNICAL PRODUCTS CORPORATION

By:	/s/ Chuck J. Dockendorff

Name:	Chuck J. Dockendorff
Title:	VPO Finance

Comm OF Massachusetts	)
) ss.
COUNTY OF Bristol	)
     On the 8th day of March, in the year 2006, before me, the undersigned, a Notary Public in and for said Comm of Massachusetts, personally appeared Chuck J. Dockendorff, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the entity upon behalf of whom the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in Bristol County, MA.

/s/ Suzanne E. Gaddy
Notary Public
My Commission Expires: 3-22-2007
[SEAL]

     IN WITNESS WHEREOF Sublandlord has duly executed this Sublease as of the day and year first above written.

SUBTENANT: SYNACOR, INC.

By:	/s/ Robert S. Rusak

Name:	ROBERT S. RUSAK

Title:	CFO

State OF New York	)
) ss.
COUNTY OF Erie	)
     On the 6th day of March, in the year 2006, before me, the undersigned, a Notary Public in and for said State of New York, personally appeared      , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the entity upon behalf of whom the individual acted executed the instrument, and that such individual made such appearance before the undersigned in Erie County, New York.

/s/ Kimberly R. Borowski
Notary Public
[SEAL]	My Commission Expires: 9/11/2006

KIMBERLY R. BOROWSKI
Notary Public, State of New York
Qualified in Erie County
My Commission Expires Nov. 9, 2006